                                                                    Exhibit 11.1
                       PREMIUMWEAR, INC. AND SUBSIDIARIES
                         PER SHARE EARNINGS COMPUTATIONS


                                                 Three Months Ended               Nine Months Ended
                                                 ------------------               -----------------
                                             October 5,      October 7,       October 5,      October 7,
                                                1996            1995             1996            1995
                                             -----------     -----------      -----------     -----------
Primary Earnings Per Share:

   Weighted average number of common
      shares outstanding ...............       2,060,000       2,066,000        2,051,000       2,066,000
   Common Share equivalents from assumed
      exercise of options and warrants .          97,000              --           59,000              --
                                             -----------     -----------      -----------     -----------

        Total shares ...................       2,157,000       2,066,000        2,110,000       2,066,000

        Net income (loss) ..............     $ 4,025,000     $  (568,000)     $ 7,112,000     $   (12,000)

        Net income (loss) per common and
          common equivalent share ......     $      1.87     $     (0.27)     $      3.37     $     (0.01)
                                             -----------     -----------      -----------     -----------

Fully Dilutive Earnings Per Share:

   Weighted average number of common
      shares outstanding ...............       2,060,000       2,066,000        2,051,000       2,066,000
   Common Share equivalents from assumed
      exercise of options and warrants .         105,000              --          108,000              --
                                             -----------     -----------      -----------     -----------

        Total shares ...................       2,165,000       2,066,000        2,159,000        2,066,00

        Net income (loss) ..............     $ 4,025,000     $  (568,000)     $ 7,112,000     $   (12,000)

        Net income (loss) per common and
          common equivalent share ......     $      1.86     $     (0.27)     $      3.29     $     (0.01)
                                             -----------     -----------      -----------     -----------



Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period.

Common equivalent shares represent the dilutive effects of outstanding stock options and warrants using the treasury stock method and average market prices during the periods presented. The impact of common equivalent shares has been excluded from the computation of the 1995 net loss per common share as such impact would be antidilutive.

The calculation of fully dilutive earnings per share uses the higher of the ending market price for the period or the average market price.